Exhibit 99.1

AUGUST 1, 2012

SAUER-DANFOSS INC. REPORTS SECOND QUARTER 2012 RESULTS

•	Revenues Down due to Slowing Markets; Earnings Lower

•	Continued High Operating Margins

•	Strong Cash Flow

•	Outlook Lowered for 2012

AMES, Iowa, USA, August 1, 2012 - Sauer-Danfoss Inc. (NYSE: SHS) today announced its financial results for the second quarter ended June 30, 2012.

Second Quarter Review
Net sales for the quarter declined 8 percent to $518.8 million, compared to net sales of $563.3 million for the second quarter of 2011. Excluding the impact of changes in currency translation rates, sales in the second quarter declined 3 percent over the same quarter last year. Sales for the second quarter increased 12 percent in the Americas, but declined 10 percent in Europe and 26 percent in the Asia-Pacific region, excluding the impact of changes in currency translation rates. Sales increased 2 percent in the Controls segment and 2 percent in the Stand-Alone Businesses segment, but declined 14 percent in the Work Function segment and 4 percent in the Propel segment, excluding the impact of changes in currency translation rates.

The Company reported net income of $56.4 million, or $1.16 per share, for the second quarter of 2012, compared to net income of $74.9 million, or $1.54 per share, for the second quarter of 2011. Second quarter 2011 results were favorably impacted by $6.2 million, or $0.13 per share, related to the reversal of deferred tax asset valuation allowances.

Sven Ruder, President and Chief Executive Officer, commented, “Our second quarter results reflect the slowing global market for our products. Our sales in the Americas continue to show growth, but at lower rates than last quarter. Sales in Europe are now down compared to a year ago. The large drop in our Asia-Pacific sales is comparable to the decline reported last quarter and continues to be amplified by the comparison with very strong sales of a year ago in China before the markets slowed swiftly in the second half of last year. In light of the drop in sales, I am pleased with our operating performance. We were able to hold our gross margins level with last year which has kept our operating margins high. This is a credit to our employees throughout our organization who have responded quickly to trim costs as sales have tapered off. We continue with our investments in Asia-Pacific to meet the future market opportunities in this region, even if business is slow right now.”

Orders and Backlog Essentially Level
The Company received new orders of $494.3 million for the second quarter of 2012, a 2 percent increase compared to second quarter 2011 new orders of $485.6 million. Excluding the impact of changes in currency translation rates, new orders increased 7 percent.

Total backlog at June 30, 2012, was $887.2 million, a 1 percent decline compared to the same period last year of $895.1 million. Excluding the impact of changes in currency translation rates, backlog increased 4 percent.

Six Month Review
The Company reported net sales for the six months ended June 30, 2012, of $1,092.8 million, compared to net sales of $1,128.1 million for the first six months of 2011. Net sales for the first six months of 2012 were level compared to the prior year period, excluding the impact of currency translation rate changes.

Net income for the first six months of 2012 was $121.2 million, or $2.50 per share, compared to net income of $145.4 million, or $3.00 per share, for the same period last year. 2011 results were favorably impacted by $11.1 million, or $0.23 per share, relating to the reversal of deferred tax asset valuation allowances.

Strong Cash Flow
Cash flow from operations for the first six months of 2012 was $166.9 million, compared to $169.2 million for 2011. Capital expenditures for the first six months of 2012 were $12.7 million compared to $14.1 million for the same period last year.

“We generated $141 million of free cash flow for the first six months, comparable to the strong cash flow of last year. We continue to focus on cash flow through our management of working capital and controlling capital expenditures,” stated Ruder.

Outlook Lowered for 2012
Ruder concluded, “With our markets in decline in both Europe and Asia-Pacific and growth slowing in the Americas, our outlook for the full year is lower than what we expected a quarter ago. In addition, the weakening of the euro is also impacting reported sales. The impact is approximately four percentage points of the forecasted decline in sales. We are working hard at holding our contribution margins as sales decline. We are also cutting our fixed costs where prudent, but continue to invest in China and in new product development.”

The outlook for 2012 has been revised downward as follows:

•Annual sales decline of 5 to 10 percent from 2011 levels (previously growth of 0 to 10 percent)
•Expected earnings in the range of $3.50 to $4.25 per share (previously $4.00 to $5.00 per share)
•Capital expenditures of approximately $60.0 to $70.0 million (previously $70.0 to $80.0 million)

Webcast Information
Members of Sauer-Danfoss' management team will host a webcast on August 2 at 10 AM Eastern Time to discuss 2012 second quarter results.  The call is open to all interested parties on listen-only mode via an audio webcast and can be accessed through the Investor Relations page of the Company's website at http://ir.sauer-danfoss.com. A replay of the call will be available at that site through August 16, 2012.

About Sauer-Danfoss
Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components for use primarily in applications of mobile equipment. Sauer-Danfoss, with 2011 revenues of approximately $2.1 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.

More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements. Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors. Readers should bear in mind that past experience is never a perfect guide to anticipating actual future results. Risk factors affecting the Company's forward-looking statements include, but are not limited to, the following: general, worldwide economic conditions, the level of interest rates, crude oil prices, commercial and consumer confidence, and currency exchange rates; specific economic conditions in the agriculture, construction, road building, turf care, material handling and specialty vehicle markets and the impact of such conditions on the Company's customers in such markets; the cyclical nature of some of the Company's businesses; the ability of the Company to win new programs and maintain existing programs with its original equipment manufacturer (OEM) customers; the highly competitive nature of the markets for the Company's products as well as pricing pressures that may result from such competitive conditions; the continued operation and viability of the Company's significant customers; the Company's execution of internal performance plans; difficulties or delays in manufacturing; the effectiveness of the Company's cost-management and productivity improvement efforts; the Company's ability to manage its business effectively in a period of slowing growth in sales and its capacity to make necessary adjustments to changes in demand for its products; competing technologies and difficulties entering and growing in new and expanding markets, both domestic and foreign; changes in the Company's product mix; future levels of indebtedness and capital spending; the availability of sufficient levels of cash flow from operations and credit on favorable terms, whether from Danfoss A/S, the Company's majority stockholder, or from the capital markets or traditional credit sources to enable the Company to meet its capital needs; claims, including, without limitation, warranty claims, field recall claims, product liability claims, charges or dispute resolutions; the ability of suppliers to provide materials as needed and the Company's ability to recover any price increases for materials in product pricing; the Company's ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment, especially in light of the persistence of tight credit markets; any inadequacy of the Company's intellectual property protection or the potential for third-party claims of infringement; credit market disruptions and significant changes in capital market liquidity and funding costs affecting the Company and its customers and suppliers; sovereign debt crises, in Europe and elsewhere, and the reaction of other nations to such crises; energy prices; the impact of new or changed tax and other legislation and regulations in jurisdictions in which the Company and its affiliates operate, including regulations affecting retirement and health care benefits provided to Company employees; actions by the U.S. Federal Reserve Board and the central banks of other nations, including heightened capital requirements imposed on Chinese banks; actions by other regulatory agencies, including those taken in response to the global credit crisis; actions by credit rating agencies; changes in accounting standards; worldwide political stability, including developments in the Middle East; the effects of terrorist activities and resulting political or economic instability; natural catastrophes; U.S. and NATO military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that this list of cautionary statements and risk factors is not exhaustive. The Company's outlook is based upon assumptions and projections arising in connection with the foregoing factors, the evaluation of which is often based on estimates and data prepared by government and other third-party sources. Those estimates and data are frequently revised. The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements to reflect future events or circumstances. The foregoing risks and uncertainties are further described in Item 1A (Risk Factors) in the Company's latest annual report on Form 10-K filed with the SEC, which should be reviewed in considering the forward-looking statements contained in this press release.

______________________

For further information please contact:
Sauer-Danfoss Inc. - Investor Relations

Kenneth D. McCuskey Vice President and Chief Accounting Officer	Sauer-Danfoss Inc. 2800 East 13th Street Ames, Iowa, USA, 50010	Phone: (515) 239-6364 Fax: (515) 956-5364 kmccuskey@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
(Dollars and shares in thousands except per share data)	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Net sales	518,787	563,317	1,092,780	1,128,059
Cost of sales	346,766	372,734	730,529	748,217
Gross profit	172,021	190,583	362,251	379,842
Research and development	16,367	15,555	32,663	29,650
Selling, general and administrative	58,960	57,663	119,005	111,919
Other	(29)	49	(17)	(261)
Total operating expenses	75,298	73,267	151,651	141,308
Income from operations	96,723	117,316	210,600	238,534
Nonoperating income (expense):
Interest expense, net	(4,047)	(5,774)	(8,418)	(11,875)
Loss on early retirement of debt	—	(899)	—	(899)
Other, net	776	362	1,208	(4,137)
Income before income taxes	93,452	111,005	203,390	221,623
Income tax expense	(27,765)	(25,052)	(59,704)	(51,135)
Net income	65,687	85,953	143,686	170,488
Net income attributable to noncontrolling interest, net of tax	(9,279)	(11,078)	(22,484)	(25,059)
Net income attributable to Sauer-Danfoss Inc.	56,408	74,875	121,202	145,429
Net income per share:
Basic net income per common share	1.17	1.55	2.50	3.00
Diluted net income per common share	1.16	1.54	2.50	3.00
Weighted average shares outstanding:
Basic	48,411	48,400	48,409	48,398
Diluted	48,481	48,480	48,481	48,479

BUSINESS SEGMENT INFORMATION

	Three Months Ended		Six Months Ended
(Dollars in thousands)	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Net sales
Propel	233,373	249,960	489,699	500,190
Work Function	83,075	105,776	175,308	205,482
Controls	84,899	88,663	169,467	168,002
Stand-Alone Businesses	117,440	118,918	258,306	254,385
Total	518,787	563,317	1,092,780	1,128,059

Segment Income (Loss)
Propel	49,522	61,531	104,798	126,651
Work Function	13,773	19,409	31,650	36,739
Controls	22,285	25,576	45,593	48,326
Stand-Alone Businesses	22,551	20,495	50,646	46,413
Global Services and Other Expenses, net	(10,632)	(9,333)	(20,879)	(23,732)
Total	97,499	117,678	211,808	234,397
Interest expense, net	(4,047)	(5,774)	(8,418)	(11,875)
Loss on early retirement of debt	—	(899)	—	(899)
Income before income taxes	93,452	111,005	203,390	221,623

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
(Dollars in thousands)	June 30, 2012	June 30, 2011
Cash Flows from Operating Activities:
Net income	143,686	170,488
Depreciation and amortization	41,212	45,312
Net change in receivables, inventories, and payables	(27,158)	(59,636)
Other, net	9,202	12,993
Net cash provided by operating activities	166,942	169,157

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(12,707)	(14,052)
Proceeds from sale of property, plant and equipment	209	1,159
Advances to related persons	(114,921)	(4,242)
Net cash used in investing activities	(127,419)	(17,135)

Cash Flows from Financing Activities:
Net repayments on notes payable and debt facilities	(600)	(79,619)
Cash dividends	(16,953)	—
Distributions to noncontrolling interest partners	(12,964)	(10,135)
Net cash used in financing activities	(30,517)	(89,754)

Effect of Exchange Rate Changes	(3,793)	4,490

Net increase in cash and cash equivalents	5,213	66,758
Cash and cash equivalents at beginning of year	72,560	44,039
Cash and cash equivalents at end of period	77,773	110,797

Free cash flow (1)	141,480	146,129

(1) Free cash flow is calculated by summing net cash provided by operating activities, net cash used in investing activities, excluding advances to related persons, and net cash used in financing activities, excluding net repayments on notes payable and debt facilities and cash dividends.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2012	December 31, 2011
(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents (1)	363,787	251,287
Accounts receivable, net	276,529	215,978
Inventories	183,283	217,710
Other current assets	86,637	75,868
Total current assets	910,236	760,843
Property, plant and equipment, net	333,031	367,844
Other assets	145,939	149,569
Total Assets	1,389,206	1,278,256

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Long-term debt due within one year	889	955
Accounts payable	183,383	177,996
Other accrued liabilities	189,642	149,240
Total current liabilities	373,914	328,191
Long-term debt	196,858	199,502
Long-term pension liability	73,900	79,717
Deferred income taxes	34,816	35,184
Other liabilities	54,507	57,836
Noncontrolling interest	99,294	90,408
Stockholders' equity of Sauer-Danfoss Inc.	555,917	487,418
Total Liabilities and Stockholders' Equity	1,389,206	1,278,256

Debt to Total Capital Ratio (2)	23%	26%

(1) Includes cash deposited with related persons of $286,014 at June 30, 2012 and $178,727 at December 31, 2011.

(2) The debt to total capital ratio is calculated by dividing total interest bearing debt by total capital. Total interest bearing debt is the sum of long-term debt due within one year and long-term debt. Total capital is the sum of total interest bearing debt, noncontrolling interest, and stockholders' equity.